Letterhead

May 6, 2005

Silver Pearl Enterprises, Inc.

Attention:  Ms. Denise D. Smith

1541 E. I-30

Rockwall, Texas  75087

Re:

Silver Pearl Enterprises, Inc.

Dear Ms. Smith:

This letter shall serve to evidence my consent to being named for the referenced Corporation’s registration statement as the attorney for the Corporation in connection with the offering described therein and to the inclusion of my opinion with regard to the Corporation and its capital stock as an exhibit to the registration statement.

Very truly yours,

LAMBERTH LAW FIRM

/s/ R. Bradley Lamberth

By: R. Bradley Lamberth

RBL/kdv